FOR IMMEDIATE RELEASE

Hexion Inc. Announces Fourth Quarter and Fiscal Year 2019 Results

Fourth Quarter 2019 Highlights

•	Net sales of $760 million

•	Net loss of $46 million

•	Segment EBITDA of $68 million

•	Cash flow from operations of $199 million

•	Liquidity of $610 million as of December 31, 2019
COLUMBUS, Ohio - (March 3, 2020) - Hexion Inc. (“Hexion” or the “Company”) today announced results for the fourth quarter and fiscal year ended December 31, 2019.
“Our fourth quarter 2019 results reflected improved overall earnings in our Epoxy, Phenolic and Coating Resins Segment and the positive impact of our ongoing productivity initiatives, partially offset by slightly weaker volumes in our forest products business,” said Craig Rogerson, Chairman, President and Chief Executive Officer. “We continued to strengthen our balance sheet as liquidity totaled $610 million at quarter end, while cash flow from operations improved by $74 million in 2019 compared to the prior year. To strengthen our global manufacturing network, we also recently announced expansion of our Brimbank, Australia site, which is in line with our multi-faceted growth strategy that includes investing in key specialty product lines and regions where we have significant operations. Our portfolio optimization efforts are progressing as planned as this remains a priority for us, and we remain focused on deploying cash generated by our operations to further reduce debt over time.”
Mr. Rogerson added: “We are continuously adapting our organizational structure to changes in the market, while remaining focused on long-term growth. As a result, we are announcing the creation of a business services group within Hexion, which involves a partnership with Capgemini to provide certain administrative functions for us going forward. These actions will deliver efficiencies, scalability and process improvements by leveraging automation and state-of-the-art technology for service delivery, as well as further streamline our cost structure.”
“I want to also acknowledge our China-based associates as they have handled well the challenges surrounding the coronavirus outbreak. While 2020 has started well, we will clearly see an impact throughout the supply chain and with our customers in the first quarter and the full year 2020 impact is yet to be determined."
"Looking ahead, we remain focused on driving year-over-year earnings growth in 2020 through a variety of strategic initiatives, such as accelerating our new product development efforts, maintaining a disciplined cost structure, and strategically expanding our manufacturing footprint. We also plan to aggressively implement strategic capital expenditures that are considered ‘self-help’ opportunities as these initiatives are characterized by having minimal market risk, such as debottlenecking, bringing tolling operations into our manufacturing network, and process improvements.”

Fourth Quarter 2019 Results
Total net sales for the quarter ended December 31, 2019 were $760 million, a decrease of 16% compared with $904 million in the prior year period. Pricing negatively impacted sales by $78 million due primarily to softer market conditions in the Company's base epoxy resins business and raw material price decreases contractually passed through to customers across many of our businesses. Volume decreases negatively impacted net sales by $50 million, driven by lower volumes in our base epoxy resins and phenolic resins businesses due to overall weakness in the market, primarily in the automotive and construction industries. Foreign currency translation negatively impacted net sales by $16 million due to the strengthening of the U.S. dollar against various foreign currencies in the fourth quarter of 2019 compared to the fourth quarter of 2018.
Net loss for the Successor period three months ended December 31, 2019 was $46 million compared to a net loss of $109 million in the Predecessor period three months ended December 31, 2018. Total Segment EBITDA for the quarter ended December 31, 2019 was $68 million, an increase of $2 million compared with the prior year period, driven primarily by improved earnings in specialty epoxy resins and Versatic™ Acids and Derivatives, as well as our cost reduction actions and the absence of significant turnaround costs that were experienced in the prior year period, partially offset by softer results in base epoxy resins and slightly weaker volumes and mix in the forest products business.
Fiscal Year 2019 Results
Total net sales for the year ended December 31, 2019 were $3.4 billion, a decrease of 11% compared with $3.8 billion in the prior year period. Volume decreases negatively impacted net sales by $164 million, which was primarily due to weaker demand in the Company's North American resins business due to customer mill closures and competitive pricing pressures, as well as in our phenolic resins businesses due to overall weakness in the market, primarily in the automotive and construction industries. Pricing negatively impacted sales by $154 million due primarily to softer market conditions in the Company's base epoxy resins business and raw material price decreases contractually passed through to customers across many of our businesses. Foreign currency translation negatively impacted net sales by $105 million due to the strengthening of the U.S. dollar against various foreign currencies in 2019 compared to 2018.
Net income for the predecessor period of January 1, 2019 through July 1, 2019 was $2,894 million and net loss for the successor period of July 2, 2019 through December 31, 2019 was $89 million. Net loss for predecessor period for the year ended December 31, 2018 was $162 million. Total Segment EBITDA for the year ended December 31, 2019 was $400 million, a decrease of $40 million compared with the prior year period, driven primarily by weaker margins in the Company’s base epoxy resins business, partially offset by improved earnings in the global formaldehyde and specialty epoxy businesses, as well as cost reduction actions.
Fresh Start Accounting
Upon emerging from Chapter 11 on July 1, 2019 ("Effective Date") and qualifying for the application of fresh-start accounting, at the Effective Date, Hexion's assets and liabilities were recorded at their estimated fair values which, in some cases, were significantly different than amounts included in the Company's financial statements prior to the Effective Date. Accordingly, Hexion's financial condition and results of operations on and after the Effective Date are not directly comparable to our financial condition and results of operations prior to the Effective Date. References to “Successor” or “Successor Company” relate to the financial position and results of operations of the reorganized Company subsequent to the Effective Date. References to “Predecessor” or “Predecessor Company” refer to the financial position and results of operations of the Company on or before the Effective Date.

The combined results (referenced as “Non-GAAP Combined” or “Combined”) for the twelve months ended December 31, 2019, which Hexion refers to herein as results for the "Twelve Months Ended December 31, 2019" represent the sum of the reported amounts for the Predecessor period from January 1, 2019 through July 1, 2019 combined with the Successor period from July 2, 2019 through December 31, 2019. These Combined results are not considered to be prepared in accordance with U.S. GAAP and have not been prepared as pro forma results under applicable regulations.
Segment Results
Following are net sales and Segment EBITDA by reportable segment for the fourth quarter and year ended December 31, 2019 and 2018. See “Non-U.S. GAAP Measures” for further information regarding Segment EBITDA and a reconciliation of net loss to Segment EBITDA.

	Successor	Predecessor	Non-GAAP Combined	Predecessor
	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2019	2018	2019	2018
Net Sales (1):
Forest Products Resins	$343	$414	$1,485	$1,682
Epoxy, Phenolic and Coating Resins	417	490	1,889	2,115
Total Net Sales	$760	$904	$3,374	$3,797

Segment EBITDA:
Forest Products Resins	63	66	281	285
Epoxy, Phenolic and Coating Resins	$24	$18	$186	$226
Corporate and Other	(19)	(18)	(67)	(71)
Total Segment EBITDA	$68	$66	$400	$440

(1)
Intersegment sales are not significant and, as such, are eliminated within the selling segment. The Non-GAAP Combined operating results may not reflect the actual results the Company would have achieved absent its emergence from bankruptcy and may not be indicative of future results.

Strengthening Global Manufacturing Capabilities
Hexion recently announced its intention to add new phenolic resin capacity as the latest expansion of its adhesive business at its Brimbank, Australia site. The expansion is intended to meet the growing demand for phenolic resins that can serve as a fire-resistant cladding material in a variety of commercial, institutional and residential applications. Construction of the new reactor and associated infrastructure is expected to begin in early 2020 and come online in the first quarter of 2021.
Efficiency and Cost Savings Initiatives
Hexion recently announced creation of a business services group within Hexion and a partnership with Capgemini to provide certain administrative functions to further improve Hexion’s organizational efficiency and reduce costs. By partnering with Capgemini, Hexion intends to create a best-in-class organization that focuses on gaining efficiencies and process improvements by leveraging automation and state of the art technology for service delivery, while also reducing the Company’s costs.
In 2019, the Company achieved $19 million of cost savings related to its restructuring programs. At December 31, 2019, Hexion had approximately $14 million of total in-process savings that it expects to realize over the next 12 months.

Liquidity and Capital Resources
At June 30, 2019, Hexion had total debt of approximately $3.9 billion. Following the refinancing of its capital structure and emergence from the Chapter 11 proceedings on July 1, 2019, the Company’s debt as of December 31, 2019 totaled approximately $1.8 billion and consisted primarily of the Company’s approximately $1.2 billion Senior Secured Term Loans due 2026 and $450 million Senior Notes due 2027. In addition, at December 31, 2019, the Company had $610 million in liquidity. Hexion expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.
Realignment of Operating Segments in Fiscal Year 2020 to Drive Growth and Greater Operating Efficiencies
Effective starting in the first quarter of 2020, Hexion updated its reportable segments to align around two growth platforms: adhesives; and coatings and composites. Corporate and Other will continue to be a reportable segment. The new structure will consist of the following businesses:

•
Adhesives: these businesses focus on the global adhesives market. They include the Company’s global wood adhesives business, including: forest products resin assets in North America, Latin America, Europe, Australia and New Zealand; global formaldehyde; and the global phenolic specialty resins business, which now also includes the oilfield technologies group. The Company’s global wood adhesive business has a strong track record of organic growth and includes a diversified portfolio of adhesives used in a variety of engineered lumber products. Hexion’s formaldehyde business, which includes merchant sales of formaldehyde derivatives and triazines serving global industrial and energy markets, provides a key precursor for Hexion’s industrial phenolic and wood adhesives businesses. This segment will be organized around Construction Adhesives, Industrial Adhesives, and Intermediates and Derivatives.

•
Coatings and Composites: these businesses focus on the global coatings and composites market. They include the Company’s specialty epoxy and Versatic™ Acids and Derivatives businesses. Specialty epoxy resins are a component of many types of materials and are used in the automotive, construction, wind energy, aerospace and electronics industries due to their superior adhesion, strength and durability. In composites, epoxy specialty resins are used either as replacements for traditional materials, such as metal, wood, and ceramics, or in applications that require light weight and where traditional materials do not meet demanding engineering specifications. Epoxy specialty resins and Versatic™ Acids and Derivatives are also used for a variety of high-end coating applications that require superior adhesion, corrosion resistance, and durability. Hexion is also one of the world’s largest suppliers of base epoxy resins, which are used in coatings applications and the production of the Company’s specialty epoxy resins, ensuring a consistent supply of required intermediate materials. This segment will be organized around Composites, Performance Coatings, and Base Chemicals.

The Company expects to report these segments beginning in the first quarter of 2020.

Earnings Call
Hexion will host a teleconference to discuss Fourth Quarter and Fiscal Year 2019 results on Tuesday, March 3, 2020 at 9:00 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:
U.S. Participants: (844) 492-6045
International Participants: (574) 990-2716
Participant Passcode: 2168192
Live internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.hexion.com. A replay of the call will be available for one week following the call and can be access by dialing (855) 859-2056 (U.S.) and (404) 537-3406 (International). The passcode is 2168192.
Non-U.S. GAAP Measures
Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the other segments. Segment EBITDA should not be considered a substitute for net (loss) income or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for reconciliation of net (loss) income to Segment EBITDA.
Pro Forma EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, it believes that including the supplemental adjustments that are made to calculate Pro Forma EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Pro Forma EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Pro Forma EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, Pro Forma EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Indenture governing the Senior Notes due 2027 should not be considered an alternative to interest expense. See Schedule 5 to this release for reconciliation of net income to Pro Forma EBITDA and the Fixed Charges Ratio.

Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “might,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, the impact of our indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs and the other factors listed in the Risk Factors section of our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section of our most recent filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
About the Company
Based in Columbus, Ohio, Hexion Inc. is a global leader in thermoset resins. Hexion Inc. serves the global adhesive, coatings, composites and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Additional information about Hexion Inc. and its products is available at www.hexion.com.
Investors and Media Contact:
John Kompa
614-225-2223
john.kompa@hexion.com

See Attached Financial Statements

HEXION INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor	Predecessor
	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018
(In millions)
Net sales	$760	$904
Cost of sales (exclusive of depreciation and amortization shown below)	639	786
Selling, general and administrative expense	70	60
Depreciation and amortization	55	30
Business realignment costs	11	10
Other operating expense, net	12	10
Operating (loss) income	(27)	8
Interest expense, net	27	115
Other non-operating income, net	(3)	(18)
Loss before income tax and earnings from unconsolidated entities	(51)	(89)
Income tax (benefit) expense	(5)	23
Loss before earnings from unconsolidated entities	(46)	(112)
Earnings from unconsolidated entities, net of taxes	1	1
Net loss	(45)	(111)
Net (income) loss attributable to noncontrolling interest	(1)	2
Net loss attributable to Hexion Inc.	$(46)	$(109)

HEXION INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)

	Successor	Predecessor
	July 2, 2019 through December 31, 2019	January 1, 2019 through July 1, 2019	Year Ended December 31, 2018
(In millions)
Net sales	$1,596	$1,778	$3,797
Cost of sales (exclusive of depreciation and amortization shown below)	1,349	1,462	3,127
Selling, general and administrative expense	139	145	277
Depreciation and amortization	110	52	117
Gain on dispositions	—	—	(44)
Asset impairments	—	—	28
Business realignment costs	24	15	29
Other operating expense, net	17	16	36
Operating (loss) income	(43)	88	227
Interest expense, net	55	89	365
Other non-operating expense (income), net	1	(11)	(12)
Reorganization items, net	—	(3,105)	—
(Loss) income before income tax and earnings from unconsolidated entities	(99)	3,115	(126)
Income tax (benefit) expense	(9)	222	40
(Loss) income before earnings from unconsolidated entities	(90)	2,893	(166)
Earnings from unconsolidated entities, net of taxes	2	2	3
Net (loss) income	(88)	2,895	(163)
Net (income) loss attributable to noncontrolling interest	(1)	(1)	1
Net (loss) income attributable to Hexion Inc.	$(89)	$2,894	$(162)

HEXION INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS

	Successor	Predecessor
(In millions, except share data)	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $4 and $15, respectively)	$254	$128
Accounts receivable (net of allowance for doubtful accounts of $3 and $16, respectively)	365	412
Inventories:
Finished and in-process goods	232	240
Raw materials and supplies	100	94
Other current assets	51	57
Total current assets	1,002	931
Investments in unconsolidated entities	17	19
Deferred income taxes	6	—
Other long-term assets	55	34
Property and equipment:
Land	116	89
Buildings	172	285
Machinery and equipment	1,368	2,293
	1,656	2,667
Less accumulated depreciation	(78)	(1,826)
	1,578	841
Operating lease assets	122	—
Goodwill	178	109
Other intangible assets, net	1,188	27
Total assets	$4,146	$1,961
Liabilities and Equity (Deficit)
Current liabilities:
Accounts payable	$341	$384
Debt payable within one year	70	3,716
Interest payable	35	82
Income taxes payable	17	5
Accrued payroll and incentive compensation	48	52
Current portion of operating lease liabilities	22	—
Other current liabilities	105	106
Total current liabilities	638	4,345
Long-term liabilities:
Long-term debt	1,715	99
Long-term pension and postretirement benefit obligations	252	221
Deferred income taxes	164	15
Operating lease liabilities	86	—
Other long-term liabilities	216	195
Total liabilities	3,071	4,875
Equity (Deficit)
Common stock (Successor)—$0.01 par value; 100 shares authorized, issued and outstanding December 31, 2019	—	—
Paid-in capital (Successor)	1,165	—
Common stock (Predecessor) —$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at December 31, 2018	—	1
Paid-in capital (Predecessor)	—	526
Treasury stock (Predecessor), at cost—88,049,059 shares	—	(296)
Accumulated other comprehensive loss	(1)	(18)
Accumulated deficit	(89)	(3,125)
Total Hexion Inc. shareholders’ equity (deficit)	1,075	(2,912)
Noncontrolling interest	—	(2)
Total equity (deficit)	1,075	(2,914)
Total liabilities and equity (deficit)	$4,146	$1,961

HEXION INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor
	July 2, 2019 through December 31, 2019	January 1, 2019 through July 1, 2019	Year Ended December 31, 2018
(In millions)
Cash flows provided by (used in) operating activities
Net (loss) income	$(88)	$2,895	$(163)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	110	52	113
Non-cash asset impairments and accelerated depreciation	—	—	32
Non-cash reorganization items, net	—	(3,293)	—
Non-cash impact of inventory step-up	29	—	—
Deferred tax (benefit) expense	(12)	156	12
Gain on dispositions	—	—	(44)
Loss on sale of assets	6	3	6
Amortization of deferred financing fees	—	—	49
Unrealized foreign currency (gains) losses	(1)	(7)	2
Non-cash stock based compensation expense	8	—	—
Unrealized losses (gains) on pension and postretirement benefit plan liabilities	5	—	(13)
Financing fees included in net loss	—	136	—
Other non-cash adjustments	(3)	(2)	(2)
Net change in assets and liabilities:
Accounts receivable	136	(88)	24
Inventories	17	(19)	(31)
Accounts payable	(20)	(28)	(1)
Income taxes payable	(3)	18	8
Other assets, current and non-current	28	(7)	(15)
Other liabilities, current and non-current	12	11	—
Net cash provided by (used) in operating activities	224	(173)	(23)
Cash flows used in investing activities
Capital expenditures	(58)	(43)	(90)
Proceeds from dispositions, net	—	—	49
Proceeds from sale of assets, net	—	1	1
Net cash used in investing activities	(58)	(42)	(40)
Cash flows (used in) provided by financing activities
Net short-term debt (repayments) borrowings	(24)	(4)	10
Borrowings of long-term debt	118	2,313	540
Repayments of long-term debt	(130)	(2,261)	(468)
Proceeds from rights offering	—	300	—
Financing fees paid	(2)	(136)	—
Long-term debt and credit facility financing fees	—	—	(1)
Net cash (used in) provided by financing activities	(38)	212	81
Effect of exchange rates on cash and cash equivalents	1	—	(5)
Increase (decrease) in cash and cash equivalents	129	(3)	13
Cash, cash equivalents and restricted cash at beginning of period	125	128	115
Cash, cash equivalents and restricted cash at end of period	$254	$125	$128
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$22	$71	$318
Income taxes, net of cash refunds	10	10	17
Reorganization items, net	—	188	—

HEXION INC.
SCHEDULE 4: RECONCILIATION OF NET (LOSS) INCOME TO SEGMENT EBITDA

	Successor	Predecessor
	Three months ended December 31, 2019	Three months ended December 31, 2018

Reconciliation:
Net loss attributable to Hexion Inc.	$(46)	$(109)
Net (income) loss attributable to noncontrolling interest	(1)	2
Net loss	(45)	(111)
Income tax (benefit) expense	(5)	23
Interest expense, net	27	115
Depreciation and amortization (1)	55	30
EBITDA	$32	$57
Adjustments to arrive at Segment EBITDA:
Business realignment costs	$11	$10
Realized and unrealized foreign currency (gains) losses	(4)	1
Unrealized losses (gains) on pension and OPEB plan liabilities	5	(13)
Transaction costs	6	3
Other non-cash items (2)	10	4
Other	8	4
Total adjustments	36	9
Segment EBITDA	$68	$66

Segment EBITDA:
Forest Products Resins	$63	$66
Epoxy, Phenolic and Coating Resins	24	18
Corporate and Other	(19)	(18)
Total	$68	$66

(1)	For the three months ended December 31, 2018 accelerated depreciation of $2 has been included in “Depreciation and amortization.”

(2)	Primarily include expenses for retention programs, fixed asset disposals and share-based compensation costs.

HEXION INC.
SCHEDULE 4: RECONCILIATION OF NET (LOSS) INCOME TO SEGMENT EBITDA (Continued)

	Successor	Predecessor	Non-GAAP Combined	Predecessor
	July 2, 2019 through December 31, 2019	January 1, 2019 through July 1, 2019	Year Ended December 31,
			2019	2018
Reconciliation:
Net (loss) income attributable to Hexion Inc.	$(89)	$2,894	$2,805	$(162)
Net (income) loss attributable to noncontrolling interest	(1)	(1)	(2)	1
Net (loss) income	(88)	2,895	2,807	(163)
Income tax (benefit) expense	(9)	222	213	40
Interest expense, net	55	89	144	365
Depreciation and amortization (1)	110	52	162	117
EBITDA	$68	$3,258	$3,326	$359
Adjustments to arrive at Segment EBITDA:
Asset impairments and write-downs	$—	$—	$—	$32
Business realignment costs	24	15	39	29
Realized and unrealized foreign currency losses (gains)	5	(6)	(1)	27
Gain on dispositions	—	—	—	(44)
Unrealized losses (gains) on pension and OPEB plan liabilities	5	—	5	(13)
Transaction costs	11	26	37	13
Reorganization items, net (2)	—	(3,076)	(3,076)	—
Non-cash impact of inventory step-up (3)	29	(29)	—	—
Other non-cash items (4)	10	9	19	16
Other (5)	15	36	51	23
Total adjustments	99	(3,025)	(2,926)	81
Segment EBITDA	$167	$233	$400	$440

Segment EBITDA:
Forest Products Resins	$129	$152	$281	$285
Epoxy, Phenolic and Coating Resins	75	111	186	226
Corporate and Other	(37)	(30)	(67)	(71)
Total	$167	$233	$400	$440

(1)	For the year ended December 31, 2018 accelerated depreciation of $4 has been included in “Depreciation and amortization.”

(2)	Excludes the “Non-cash impact of inventory step-up” discussed below.

(3)
Represent $29 of non-cash expense related to the step up of finished goods inventory on July 1, 2019 as part of fresh start accounting that was expensed in the successor period upon the sale of the inventory.

(4)	Primarily include expenses for retention programs, fixed asset disposals and share-based compensation costs.

(5)	Includes $18 of Segment EBITDA impact related to deferred revenue that was accelerated on July 1, 2019 as part of Fresh Start accounting.

HEXION INC.
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET INCOME TO PRO FORMA EBITDA

December 31, 2019
LTM Period
Net income	$2,807
Income tax expense	213
Interest expense, net	144
Depreciation and amortization	162
EBITDA	3,326
Adjustments to arrive at Pro Forma EBITDA:
Business realignment costs (1)	39
Realized and unrealized foreign currency gains	(1)
Unrealized loss on pension and OPEB plan liabilities (2)	5
Transaction costs (3)	37
Reorganization items, net (4)	(3,105)
Non-cash impact of inventory step-up (5)	29
Other non-cash items (6)	19
Acceleration of deferred revenue (7)	18
Other (8)	38
Cost reduction programs savings (9)	14
Pro Forma EBITDA	$419
Pro forma fixed charges (10)	$105
Ratio of Pro Forma EBITDA to Fixed Charges	3.99

(1)
Primarily represents costs related to headcount reduction expenses and plant rationalization costs related to in-process and recently completed cost reduction programs, termination costs and other costs associated with business realignments.

(2)	Represents non-cash losses from pension and postretirement benefit plan liability remeasurements.

(3)
Represents certain professional fees related to strategic projects, including $29 of certain professional fees and other expenses related to our Chapter 11 proceedings incurred prior to filing and post-emergence.

(4)
Represents incremental costs incurred directly as a result of our Chapter 11 proceedings after the date of filing, gains on the settlement of liabilities under the Plan and the net impact of fresh start accounting adjustments.

(5)
Represents $29 of non-cash expense related to the step up of finished goods inventory on July 1, 2019 as part of fresh start accounting that was expensed in the successor period upon the sale of the inventory.

(6)	Primarily include expenses for retention programs, fixed asset disposals and share-based compensation costs.

(7)	Represents the impact of deferred revenue that was accelerated on July 1, 2019 as part of fresh start accounting.

(8)	Primarily includes business optimization expenses, IT outage costs and expenses related to legacy liabilities.

(9)
Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the period presented. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs. We expect the savings to be realized within the next 12 months.

(10)	Reflects pro forma interest expense based on interest rates at December 31, 2019.